Exhibit 16.3

March 19, 2018
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for TerraForm Power, Inc. and, under the date of March 7, 2018, we reported on the consolidated financial statements of TerraForm Power, Inc. as of and for the years ended December 31, 2017 and 2016, and the effectiveness of internal control over financial reporting as of December 31, 2017. Additionally, under the date of July 21, 2017, we reported on the consolidated financial statements of TerraForm Power, Inc. as of and for the years ended December 31, 2016 and 2015, and the effectiveness of internal control over financial reporting as of December 31, 2016. On March 13, 2018, we were dismissed. We have read TerraForm Power, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 19, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with TerraForm Power, Inc.’s statement that the change was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with TerraForm Power, Inc.’s statements under Item 4.01(b).
This letter should not be regarded as in any way updating the aforementioned reports or representing that we performed any procedures subsequent to the date of such report.
Very truly yours,
/s/ KPMG LLP